Exhibit 10.1

LOAN AGREEMENT

No. 0ICS046233529

With this private deed, drafted in 3_originals with a single effect of law, between:

a) as the lender: the Bank INTESA SANPAOLO S.p.A. - hereinafter called “Bank” - the parent company of the INTESA SANPAOLO Banking Group enrolled in the Association of Banking Groups, with registered office in Turin, Piazza San Carlo, 156 and secondary office in Milan, Via Monte di Pietà, 8, Tax ID no. [***], Representative of the “Intesa Sanpaolo” VAT Group, VAT no. [***], Member of the Interbank Deposit-Security Fund and the National Guarantee Fund, share capital (fully paid up) Euro 9,085,663,010.32, registered at the Business Register - Turin Office under no. [***] and the Bank Register under no. [***], in the person of PEDRAZZINI ANNA LAURA ROSA born in Milan on 13/11/1959 as Middle Manager, domiciled for her office at the Milan Company Branch, Porta Vittoria 07324, authorised by the by-laws in force,

b) as the borrower:

KALEYRA SPA with registered office in MILAN (MI), VIA MARCO D’AVIANO, 2 share capital (fully paid up) Euro 110,593, Tax ID and Business Register - Milan Office no. [***], VAT no. [***], in the person of GIARDINA PAPA LUCA, born on [***], in Limbiate (MB), as the Special Proxy of the Company, domiciled for his office at the registered office, as authorised by the Board of Directors’ meeting of 17 June 2020, hereinafter called “Borrower” or “Beneficiary”, this Loan agreement is signed.

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The following “Summary Document” is hereby introduced as an integral part of this document.

SUMMARY DOCUMENT

No. 1/2020 - DATED 16/07/2020

ECONOMIC CONDITIONS

- Term: 72 months, considering as a full quarter the quarter in progress from today to 30/09/2020, including a pre-amortisation period

- Interest rate: variable, determined in nominal terms each year by the sum of:

1) a fixed amount equalling 1.65 % called the spread;

2) a variable amount equalling the three-month EURIBOR rate, base 360, (currently equalling -0.413 % per annum). The rate of the loan is currently equal to 1.237 % nominal annual.

If the algebraic sum of the Euribor parameter value and the spread determines a negative result, the rate is still fixed at zero since the Borrower is in any event required to return the principal disbursed.

- Frequency of instalments: quarterly.

- Pre-amortisation period: 8 quarterly instalments.

- Interest payments: beginning from the disbursement date.

- Repayment: from the end of the pre-amortisation period, the principal will be repaid in 16 instalments of Euro 493,750.00 (four hundred and ninety-three thousand seven hundred and fifty Euros) each.

-Late-payment interest: annual nominal rate equalling the contract rate, currently equalling 1.237% (one point two three seven/00) annual, increased by 2.00 percentage points.

- Early payment fee: 0.5 % on the principal repaid early.

- Annual percentage rate of charge (APR): at today’s date and taking into account the remuneration of the SACE guarantee estimated on the basis of currently available data, 2.40 % per annum.

- Charges:

A) underwriting: Euro 0.00;

B) for possible transfer: Euro 51.00;

expenses for sending communications required by law: Euro 0.70 per sending;

expenses for sending communications required by law on line: Euro 0.00 per sending;

collection fees and expenses for sending instalment due notice or payment receipt: Euro 0.00 per sending;

issue of credit existence certificate: Euro 51.00.

for contract revision requested by the borrower: 0.50 % on the amount of the outstanding principal at the time of the request, with a minimum of Euro 100.00 (except for the cases that are exempt pursuant to Art. 120 quater of the TUB - Consolidated Bank Act). In any case, no expenses are due for communications exempted by law (currently Art. 127 bis, paragraph 1 of the TUB and Art. 8 bis of Law no. 40/2007).

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1. Amount, purposes

The Bank grants the Borrower a loan of Euro 7,900,000.00 (SEVEN MILLION NINE HUNDRED THOUSAND Euros) (hereinafter referred to as the “Loan”).

The aim of the Loan is for:

(i) investments,

(ii) personnel costs,

(iii) business unit lease or rentals,

(iv) working capital,

exclusively for production facilities and business activities in Italy; the Beneficiary undertakes not to relocate production. (1)

For this loan, on 07/07/2020 SACE S.p.A. issued a guarantee within the meaning of Art. 1 of Decree Law no. 23/2020 and Conversion Law no. 40/2020, as amended and supplemented, and corresponding implementing regulations.

In this regard, the Borrower represents that the amounts necessary for the estimated remuneration of the SACE guarantee relating to the first year have been deposited into its ordinary account no. 1000/12514 (hereinafter “account A”) at the MILAN Branch, Via Marconi, ang. Piazza Diaz– ag. 08051 of the Bank, and the Borrower has authorised the Bank to charge the definite remuneration communicated by SACE at the end of the quarter on the aforesaid ordinary account.

2. Disbursement

The disbursement will be made in a single payment by crediting the loan amount to current account no. 1000/68440 (hereinafter “account B”), in the name of the Borrower at the Milan BRANCH, Via Marconi, ang. Piazza Diaz- ag. 08051 of the Bank, through which only the cash flows relating to this Loan may pass; the Bank reserves the right to terminate the said “account B” at the end of the repayment schedule of this loan.

The Borrower shall use the above amounts exclusively for the purpose of the loan, as indicated in Art. 1 above.

At the time of disbursement, the Borrower shall therefore issue a final receipt of the amount disbursed by signing the disbursement statement.

3. Term and methods of repayment

The term of the financing is fixed at 72 months, considering as a full quarter the quarter in progress from the date of disbursement.

This term shall include a pre-amortisation period.

Interest will be paid, at the variable rate referred to in Art. 4, in 24 deferred quarterly instalments, the first of which will be due on 30/09/2020 and the last on 30/06/2026, with the specification that the first 8 instalments will be interest only.

Calculation of interest starts from the date of disbursement

The principal will be repaid in 16 quarterly instalments of Euro 493,750.00 (four hundred and ninety-three thousand seven hundred and fifty/00 Euros) each, with the same due dates as the interest instalments.

The first principal instalment will be due on 30/09/2022, and the subsequent instalments will have the same due dates as the interest instalments, while the last will be due on 30/06/2026

The Borrower authorises the charging of the amounts of each instalment to “account A” referred to in Art. 1, which it undertakes to keep open for the entire duration of the Loan and on which it undertakes to promptly make available the funds needed to pay the instalments, in accordance with the provisions of Art. 7 letter d).

4. Interest rate

The interest rate shall be determined for each quarter as one quarter of the sum of the following items:

I. -a fixed annual nominal rate of 1.65 percentage points called the spread;

II. -an annual variable amount equal to the three-month interest rate ( base 360 ) - called EURIBOR - (Euro Interbank Offered Rate) - the reference index for the determination of interest rates - recorded by the administrator of the index, the European Money Markets Institute (EMMI) (or any other entity that may replace it in the future), published on the penultimate bank business day of the month preceding the starting date of each instalment (currently -0.413 % per annum) on the “EURIBOR01” page of the Reuters telematic circuit (or in the future any page or service that may replace it) and normally published in the daily newspaper “Il Sole 24 ORE” the following day. For a description of the Euribor or other information relating to said index, please refer to the EMMI website. In the event of the change of the formula and/or methodology (mathematical or any other kind) used to measure the Euribor in accordance with the procedures in place at the closing date of the contract, the Euribor will be used in accordance with the prevailing formula and/or methodology, as defined in accordance with the provisions of European Regulation 2016/1011 of 8 June 2016. If, for any reason, the EMMI does not record this rate on the expected day, the last known Euribor value will be used. If there is no definitive recording of the Euribor, the replacement index will be the index (including any differential or adjustment) that will be formally recommended by (i) the private sector working group on euro risk-free rates set up by the European Central Bank (“ECB”), the Financial Services and Markets Authority (FSMA), the European Securities and Markets Authority (ESMA) and the European Commission, or (ii) by EMMI, as administrator of EURIBOR, or (iii) by the competent authority under European Regulation 2016/1011 (“BMR”) for the supervision of EMMI, as administrator of the index, or (iv) by the competent national authorities designated under the BMR, or (v) by the ECB. The rate of the loan is currently equal to 1.237% (one point two three seven) nominal annual.

The Annual percentage rate of charge (APR) of this loan, at today’s date and taking into account the remuneration of the SACE guarantee estimated on the basis of currently available data, is 2.40 % per annum.

If the algebraic sum of the Euribor parameter value and the spread determines a negative result, the rate is still fixed at zero since the Borrower is in any event required to return the principal disbursed.

The interest referred to in this article shall be calculated based on the actual number of days elapsed and with a fixed divider of 36,000 on an annual basis.

5. Late-payment interest

Any amount due at any level under this contract but not paid shall, from the due date and without the need for a formal notice of default, give rise to late-payment interest to be paid by the Borrower and in favour of the Bank. Periodic capitalisation of such interest is not permitted. Late-payment interest will be calculated at the annual nominal rate equalling the contract rate under Art. 4 above, currently equalling 1.237% (one point two three seven) annual, increased by 2.00 percentage points. Late-payment interest shall be calculated on the basis of the actual number of days elapsed and with a fixed divider of 36,500 on an annual basis.

6. Early repayment

Early repayment of the loan is permitted, in whole or in part, under the following conditions:

a) that the Borrower fulfils all of its contractual obligations at the time of early termination;

b) that the early repayment does not take place at the same time as the due date of an instalment. In instances of only partial early repayment, the related amount will be proportionally reduced from the instalments becoming payable, notwithstanding the original duration of the Loan.

In the event of total or partial early repayment of the loan or loan acceleration, termination of the contract or withdrawal, the Bank shall only be entitled to a percentage fee on the principal repaid in advance at the rate of 0.5%; the Borrower shall not be charged anything else for that reason.

7. Miscellaneous obligations of the Borrower

From the date of acceptance of this contract until the definitive extinction of all the obligations assumed hereunder, the Borrower undertakes:

a) to send the Bank its annual financial statements along with the reports of the Board of Directors (and, where applicable, the reports of the Board of Statutory Auditors) within thirty days of their approval by the Shareholders’ Meeting, as well as the agenda of the Ordinary Shareholders’ Meetings and of any Extraordinary Shareholders’ Meetings as soon as they have been called, and is obligated to send the relevant minutes within thirty days of the Shareholders’ Meeting;

b) to immediately provide the Bank, upon request, with declarations, records and any other information or data concerning shareholders’ equity, its economic situation, and financial standing in accordance with the instructions given by the Supervisory Body of Banks;

c) to immediately notify the Bank about any change or event of a technical, administrative, legal or contentious nature, even if it is well-known, which could substantially alter the financial, economic or operational situation in a negative sense or could in any case compromise its operational capacity; such events include, but are not limited to: the initiation of executive actions, circumstances that could lead to the withdrawal of one or more shareholders, receipt of the withdrawal notice from one or more shareholders, adoption of a resolution to allocate one or more assets to one or more specific transactions in accordance with Art. 2447 bis of the Italian Civil Code;

d) to keep open “account A” referred to in Art. 1 and to deposit the funds necessary for payment of the instalments in a timely manner

e) not to abandon, suspend or execute the financed programme in a manner that does not comply with the provisions delivered to the Bank and not to use, in whole or in part, the sums loaned for purposes other than those contractually established.

f) to ensure that the financial parameters indicated in Annex “A” are respected until the extinction of all the reasons for the Bank’s credit in relation to this Loan.

g) the Borrower undertakes to produce, on a quarterly basis, a declaration signed by its Legal Representative certifying that the withdrawals made from the amounts deposited on the current account referred to in Art. 2 above relate solely to the purposes of this loan.

The Bank and the Borrower expressly agree that the obligations referred to in this article are considered essential, the non-fulfilment or only partial fulfilment of even one of the same shall constitute cause for termination of the contract or withdrawal from it within the limits set forth in Art. 9 below.

7 Bis. Obligations and representations deriving from the guarantee given by SACE S.p.A. (Decree Law 23/2020, Art. 1 and conversion law no. 40/2020); consequences of non-compliance.

I) In consideration of the facilitated nature of the guarantee that secures this loan, and pursuant to Art. 9 of the General Conditions of the SACE Guarantee, the Borrower undertakes to:

(a) use the proceeds of the Loan solely in accordance with the purpose of the Loan Agreement;

(b) manage employment levels through union agreements for the entire term of the Loan Agreement;

(c) refrain from approving or proceeding with the distribution of dividends or the repurchase of shares in the course of 2020, starting from 9 April 2020, or during the 12 (twelve) months following the date of the Loan Application if, on that date, the aforesaid companies have already approved the distribution of dividends or the repurchase of shares; this obligation also applies to any other company with registered office in Italy belonging to the same group as the Borrower, including those subject to its management and coordination;

(d) pay the Bank the annual fee as set out in Art. 4 (SACE guarantee remuneration) of the General Conditions of the SACE Guarantee, which in turn will transfer it to SACE.

(e) maintain a substantial part of its production in Italy.

II) The Borrower also confirms the following representations made in the Loan Application sent to the Bank:

(i)	“the Beneficiary is an undertaking, other than banks or other entities authorised to grant loans, having the characteristics indicated in points 1 to 4 of the above mentioned application;

(ii)	the Loan with the above mentioned characteristics is disbursed starting from 9 April 2020 and will be /is intended for:

investments

working capital

personnel costs

costs of business unit lease or rentals

exclusively for production facilities and business activities in Italy (excluding acquisitions of shareholdings); the Beneficiary undertakes to maintain a substantial part of its production in Italy.

(iii)

the Beneficiary is based in Italy, its activity has been limited or interrupted by the “COVID-19” epidemiological emergency or by the effects of the prevention and containment measures connected to it and, before this emergency, it was a going concern;

(iv)	the Beneficiary, where it belongs to a group, has been authorised by the parent company with respect to its Loan Application;

(v)	the Beneficiary and the companies of the group it belongs to:

- have not received loans pursuant to Art. 1, paragraph 3 of the Decree; the Beneficiary has not received State aid declared illegal and not yet reimbursed (so-called “Deggendorf” declaration);

(vi)	the Beneficiary has not been subject to judicial measures that apply the administrative sanctions referred to in Art. 9, paragraph 2, letter d) of Legislative Decree no. 231 of 8 June 2001;

(vii)

the Beneficiary is aware of Community, domestic, primary and secondary legislation applicable to the SACE Guarantee, including the classification of the State guarantee as a public support measure for the development of production activities falling within the scope of Legislative Decree No. 123 of 31 March 1998 (‘Provisions for the rationalisation of public support measures for undertakings, pursuant to Art. 4, paragraph 4, letter c) of Law No. 59 of 15 March 1997”) and of the ensuing commitments and effects in the event of its total or partial withdrawal;

(viii)	the Beneficiary acknowledges and accepts that SACE may exercise controls, documentary checks and on-site inspections up to the twelfth month following full repayment of the Loan;

(xii)	the Beneficiary declares that the amount of the Loan does not exceed the greater of

a)

25% of the annual turnover of the Beneficiary for 2019, as shown in its latest approved financial statements or tax return or as shown in its certified data, having the Beneficiary not yet approved its financial statements;

b)	twice the amount of the Beneficiary’s personnel costs for 2019, as resulting from its latest approved financial statements;

OR

i.	twice the amount of the Beneficiary’s personnel costs for 2019, as shown in its certified data, having the Beneficiary not yet approved its financial statements;

OR

ii.	twice the amount of the expected personnel costs for the first two years of the Beneficiary’s activity, since the Beneficiary Company started its activity after 31 December 2018;

(xiii)	the Beneficiary declares that, in calculating the amount of the Loan, it has complied with the following criteria:

–	if the Beneficiary is the recipient of more than one loan backed by a SACE Guarantee or other public guarantee, the amounts of such loans shall be cumulated;

–	if the Beneficiary is part of a group that benefits from more than one loan backed by a SACE Guarantee, the amounts of these loans shall be cumulated;

–

the amount limits referred to in paragraph (xiii) refer to the value of turnover in Italy and of personnel costs incurred in Italy by the Beneficiary or on a consolidated basis if the Beneficiary belongs to a group;

–

where the Beneficiary is the recipient of State aid declared illegal and not yet reimbursed (so-called “Deggendorf” declaration), the amounts due and not reimbursed, plus interest accrued up to the date of this application, shall be cumulated;

(xiv)	the Beneficiary has:

a)

less than 5,000 employees in Italy and a turnover of up to Euro 1.5 billion, based on the data resulting from its latest approved financial statements or the data certified with reference to 9 April 2020 if the Beneficiary has not yet approved its financial statements;

(xv)	the Beneficiary represents that:

-

neither it, nor any other company based in Italy that is part of the same group to which it belongs, including those subject to its management and coordination, has approved the distribution of dividends or the repurchase of shares as from 9 April 2020 and undertakes not to approve the distribution of dividends or the repurchase of shares in the course of 2020;

(xvi)	as of 9 April 2020, the Beneficiary has managed employment levels through union agreements and is committed to managing employment levels through union agreements for the entire term of the Loan;

(xvii)

on 31 December 2019, the Beneficiary did not fall within the category of undertakings in difficulty within the meaning of Commission Regulation (EU) no. 651/2014 of 17 June 2014, Regulation (EU) no. 702/2014 of 25 June 2014 and Regulation (EU) no. 1388/2014 of 16 December 2014, and the data on the basis of which the Beneficiary carried out the assessment referred to in the aforementioned Regulation are as follows:

  EBITDA: year 2018 2,654,000 year 2019 1,117,000

  financial charges: year 2018 -331,581 year 2019 -677,410

  debt: year 2018 11,222,224 year 2019 23,340,776

  equity: year 2018 6,765,086 year 2019 6,381,379

  losses: year 2018 -83,688 year 2019 -383,708;

(xviii)

the Beneficiary does not directly or indirectly control, within the meaning of Art. 2359 of the Italian Civil Code, any company residing in a non-cooperative country or territory for tax purposes, and is not directly or indirectly controlled, within the meaning of Art. 2359 of the Italian Civil Code, by any company residing in a non-cooperative country or territory for tax purposes;

(xix)

the Beneficiary is aware that the Loan will be credited exclusively to a dedicated current account and that the operation of such account is subject to indication, in the reason for payment, of the wording: “support under Decree Law no. 23 of 2020”;

(xx)

no final sentence has been passed against the owner or the Legal Representative of the Beneficiary in the last five years for crimes committed in violation of the rules against value added and income taxes evasion in case of application of the additional penalty referred to in Art. 12, paragraph 2, of Legislative Decree no. 74 of 10 March 2000.

With regard to the above, the Borrower acknowledges that the violation of the aforementioned obligations and/or representations can have criminal and administrative consequences, it being understood that the Bank is not required to verify compliance with the aforementioned commitments, as specified by SACE itself.

III)

Should SACE or the Bank become aware of the Borrower’s violation of the commitments referred to in this Art. 7bis point (I), letters (a), (b), (c), (e) and of the representations referred to in point (II), in addition to the customary remedies provided for by the Loan Agreement, the Lender will recalculate the amount of the Annual Fee at SACE’s indication, adjusting it to market conditions, with effect from the date of disbursement of the Loan, requesting payment thereof to the Beneficiary to allow for its subsequent payment to SACE by the date of payment of the Annual Fee for the following year; under no circumstances will the Beneficiary’s failure to pay the so-recalculated Annual Fee cause the loss of effect of the SACE Guarantee.

IV)	The Borrower also undertakes to provide the Bank with the necessary documentation in order to send SACE the reports requested thereby.

V)

The Borrower acknowledges that SACE will request the anti-Mafia certification in relation to the Beneficiaries; should the prefectural checks have a negative outcome, the Bank will promptly enforce the remedies provided for in the Loan Agreement (including, as the case may be, termination, withdrawal or activation of the loan acceleration clause), with all ensuing criminal and administrative consequences for the Beneficiary.

VI) The Borrower also undertakes to:

-	grant SACE access (subject to reasonable prior notice) to its offices and facilities so as to carry out inspections and/or audits;

-	provide the documentation relating to the Loan Agreement that may reasonably be requested by SACE.

VII) The Borrower declares it is fully aware of all the provisions of the above mentioned decree law no. 23/2020 and conversion law no. 40/2020, as amended and supplemented, of the general conditions of guarantee and of all the provisions established by SACE in relation to the guarantee, and it accepts and complies with the above mentioned conditions and provisions of SACE (including the provisions regarding commissions and related late-payment interest and also regarding the specific purposes of the loan).

VIII) The Bank and the Borrower expressly agree that the obligations and truthfulness of the representations referred to in this article are considered of the essence; the non-fulfilment or only partial fulfilment of even one of the same shall constitute cause for termination of the contract or withdrawal from it within the limits set forth in Art. 9 below.

7. Ter. Covenants

The Borrower - for itself, its successors and assignees and until the extinction of all the reasons for the Bank’s credit in relation to this loan - undertakes to comply with and ensure that the financial parameters indicated in Annex “A” are complied with. The Bank shall have the right to terminate the contract pursuant to Art. 1456 of the Italian Civil Code, if only one of the financial parameters indicated above is not complied with, unless the Borrower demonstrates, by means of suitable supporting documents, that it has already remedied the default.

The Borrower is obliged to:

A)

make sure that those shareholders that currently hold direct or indirect control of the company do not transfer to third parties their shareholding that ensures such control, until all the amounts due under this loan have been repaid in advance and in full, in accordance with a specific declaration issued by the shareholders themselves;

B)

ensure that the Bank’s claims in relation to this loan are treated equally to the claims of any of its other unsecured creditors and, if collateral is granted in favour of other creditors, to provide the Bank with collateral equivalent to that provided in favour of these creditors within and no later than 30 (thirty) days from the date on which such collateral is provided (pari passu);

C)	refrain from selling, assigning, transferring or otherwise disposing of all or a substantial part of its assets or activities (through a single transaction or a series of related transactions), limited to the investee companies BUC MOBILE and SOLUTION INFINI, where this may substantially prejudice the reasons for the Bank’s credit arising from this loan

The Bank shall have the right to terminate the contract pursuant to Art. 1456 of the Italian Civil Code in case of breach of any of the obligations listed above.

8. Undelayable nature of the obligations of the Borrower

The obligation of the Borrower to pay on the due dates all sums due as repayment of principal, payment of interest or other reason and, more generally, the performance of the obligations under this contract may not be suspended or delayed even in the event of a dispute, even a judicial one, that is raised by the Borrower, by a guarantor or a third party.

9. Application of the acceleration clause, contract termination and withdrawal

A. It is expressly agreed that the occurrence of any of the hypotheses provided for by Art. 1186 of the Italian Civil Code shall constitute grounds for activating the acceleration clause to the Borrower’s detriment, without any judicial ruling. Loan acceleration commences if the Borrower applies for admission to pre-bankruptcy procedures or to any procedure, including those of an extra-judicial nature, having similar effects or in any case involving the satisfaction of debts and obligations in general in a manner different from normal ones, including the transfer of assets to creditors.

B. It is expressly agreed that the contract is to be terminated, in accordance with Art. 1456 of the Italian Civil Code in the event of failure to pay all the amounts due to the Bank with the methods and within the time limits set forth in Articles 3 and 6, and in the event of breach of just one of the obligations pursuant to Art. 7, letters a), b), c), e) and Art. 7bis; express termination may be declared even if situations, data or historical accounts, submitted to obtain the loan or during the course of it, prove to be untrue.

It is also expressly agreed that the contract is terminated pursuant to Art. 1456 of the Italian Civil Code whenever the SACE guarantee loses effect.

The Bank shall have the right to terminate the contract pursuant to Art. 1456 of the Italian Civil Code, in the event of breach of the obligations set forth in Art. 7 letter f) and, as a consequence, the financial parameters included in Annex “B” are not respected unless the Borrower is able to prove, by appropriate evidence, to have already remedied the breach by the final date for the approval of the financial statements for the related financial year.

C. It is expressly agreed that the Bank may withdraw from the loan contract, in accordance with Art. 1373 of the Italian Civil Code, in the event of the occurrence of any cause for the dissolution of the company and of any of the following events concerning the Borrower:

a) calling of a shareholders’ meeting to resolve putting the company into liquidation;

b) merger, demerger, transfer or contribution of a business or business unit not previously authorised in writing by the Bank;

c) existence of formalities, even if notice was provided in accordance with Art. 7, that, at the unquestionable judgement of the Bank, could be prejudicial to the legal, equity, economic and financial situation of the Borrower, such as, by way of non-exhaustive example, the issue of injunctions, orders for seizure of corporate assets, the establishment of assets intended for a specific business pursuant to Art. 2447 bis of the Italian Civil Code, etc.;

d) non-fulfilment of obligations of a credit, financial or guarantee nature, assumed towards any subject;

e) application of the acceleration clause, termination or withdrawal for reasons attributable to the Borrower with respect to any third party lender and in relation to any contract entered into;

f) failure to comply with the obligations under Art. 7 letter d) (maintaining the dedicated current account and the related funds).

Loan acceleration, termination of the contract or withdrawal of the Bank from the contract itself will be notified by registered letter with return receipt and take effect upon receipt of the relative notice, or when it is returned to the sender for completion of holding period.

In the event of loan acceleration, termination, withdrawal provided for in this article, the Borrower shall repay all amounts due to the Bank under this contract, including any late-payment interest to the extent provided for in Article 5 above, within 10 (ten) bank working days of receipt of the Bank’s request.

10. Charges

For the entire term of the loan, the following charges shall be borne by the Borrower:

A) underwriting: Euro 0.00;

B) for possible transfers: Euro 51.00;

expenses for sending communications required by law: Euro 0.70 per sending;

expenses for sending communications required by law on line: Euro 0.00 per sending;

collection fees and expenses for sending instalment due notice or payment receipt: Euro 0.00 per sending;

issue of credit existence certificate: Euro 51.00;

for contract revision requested by the borrower: 0.50 % on the amount of the outstanding principal at the time of the request, with a minimum of Euro 100.00 (except for the cases that are exempt pursuant to Art. 120 quater of the TUB—Consolidated Bank Act).

In any case, no expenses are due for communications exempted by law (currently Art. 127 bis, paragraph 1 of the TUB and Art. 8 bis of Law no. 40/2007). In order to have online account statements, it is necessary to sign up for the Bank’s remote services and use the relevant access credentials; remote services are provided under the contracts called “Internet, mobile and telephone services for companies and entities” or “Inbiz”. For further information on remote services, please read the information sheet available.

11.Superseding bond-novations

The obligations assumed by the Borrower are understood to be constituted with a joint and indivisible bond also for any successors and assignees for any reason.

In view of the specific nature of the guarantee, the parties agree that the loan can be taken over only without releasing the original debtor and subject to a favourable opinion from SACE.

12. Proof of credit

The Bank’s statements of account, records and, in general, accounting results are proof of the principal and interest of the credit and anything else due under this contract.

13. Applicable law and jurisdiction

This Contract is subject to Italian law. For any dispute, judgement and proceeding that may arise as a result of this contract, the Court indicated by the Code of Civil Procedure (Articles 18 et seq.) shall have jurisdiction.

14. Complaints and out-of-court dispute resolution procedures.

The Borrower may make a complaint to the Bank in the manner indicated on the Information Sheet, available at the Branches and on the Bank’s website. If the Borrower is not satisfied with the reply received or has not received a reply within 30 days, before appealing to the judge, it may contact the Financial Banking Arbitrator (ABF); to find out how to contact the latter as well as the latter’s jurisdiction, you may visit the website www.arbitrobancariofinanziario.it, ask in branches of the Bank of Italy or ask the Bank.

For the purposes of the out-of-court settlement of disputes that may arise from this contract, the Borrower and the Bank, in the event of the mediation process being carried out within the terms set by the applicable law, may resort to:

- the Banking and Financial Conciliator – Association for the settlement of banking, financial and corporate disputes – ADR; the Regulations of the Banking and Financial Conciliator may be viewed on the website www.conciliatorebancario.it or requested from the Bank;

- or another body registered in the register kept by the Ministry of Justice specialising in banking and financial matters.

15. Allocation of payments

Unless otherwise determined by the Bank, any payment made by the Borrower or any guarantor shall first be allocated to the repayment of fees and charges, then to the payment of ancillary charges and interest, and then finally to the principal.

16. Address for service

The Bank’s address for service is its registered office at Piazza San Carlo, 156 in Turin, and as regards the Borrower at the registered office declared in this deed and, failing this, at the Secretariat of the Municipality of its registered office in accordance with Art. 143 Code of Civil Procedure.

17. Tax treatment

The Borrower is responsible for any charges for taxes, levies, fees and withholding taxes that may be applied in relation to this contract and the payments to be made under it, it being also understood that the Bank shall receive amounts, net of any charges, equal to those required.

Any restriction or prohibition by law that prevents the Borrower from bearing such charges shall oblige it, if requested in writing, to repay the principal amount, in addition to interest and any other amount due under this loan contract, by the term indicated in the relevant notice.

18. Disclosure on subrogation in loan contracts

In the event that the Borrower, whether a natural person or a micro-enterprise (as defined in Art. 1, paragraph 1, letter t of Legislative Decree no. 11/2010), in order to repay this loan, obtains another loan from another bank or financial intermediary, in the cases provided for in Art. 120 quater of the Consolidated Banking Act, the Borrower shall not bear any costs (such as, for example: commissions, expenses, charges or penalties), even indirectly.

18bis. Subrogation of SACE in guarantees

On the date of payment of the amounts due by SACE under the SACE Guarantee, SACE shall automatically be subrogated in all the Bank’s rights deriving from the Loan Agreement, any collateral and personal guarantees, against the Beneficiary and/or third parties, to the extent of the payment made and without prejudice to SACE’s independent right of recourse against the Beneficiary. Also, the Bank:

(a)

shall subrogate SACE in all its rights, collateral or personal guarantees against the Beneficiary and/or third parties also pursuant to and for the purposes of Art. 1201 of the Italian Civil Code by signing and sending to SACE the Deed of Subrogation, on the date of payment by SACE of the amounts claimed under the SACE Guarantee and, in any event, no later than 5 (five) calendar days after such date; and

(b)

shall irrevocably assign to SACE, at SACE’s request, all rights, including payment rights, and actions under the Loan Agreement and any collateral or personal guarantees against the Beneficiary and/or third parties by signing the Deed of Assignment (and sending the relevant Notification to the Beneficiary and any guarantors and/or third-party obligors), to be sent to SACE no later than 5 (five) calendar days after the relevant request.

In any case, such subrogation and/or assignment shall take place with reference to the amounts actually paid by SACE to the Bank and, at SACE’s request, the Bank shall sign the necessary documents and/or take all appropriate steps to make the assignment and/or subrogation of SACE effective and to allow the latter to exercise and protect its rights.

Read, confirmed and signed on each page, including annexes.

/s/ Anna Laura Rosa Pedrazzini
INTESA SANPAOLO S.p.A
MI PORTA VITTORIA BRANCH

KALEYRA S.P.A., A SINGLE MEMBER COMPANY

/s/ Luca Diardina Papa
(Borrower)

Pursuant to Art. 1341 of the Italian Civil Code and - as far as necessary – Art. 118 of Legislative Decree no. 385/1993, the following articles are specifically approved:

7) Miscellaneous obligations.

7bis) Obligations and representations deriving from the guarantee given by SACE S.p.A. (Decree Law 23/2020, Art. 1 conversion law no. 40/2020); consequences of non-compliance.

7ter) Covenants

8) Undelayable nature of the obligations of the Borrower.

9) Loan acceleration, termination of the contract, withdrawal and capitalisation of interest following termination for non-fulfilment.

10) Charges.

11) Novations

12) Proof of credit.

Finally the Borrower expressly approves - pursuant to Decree no. 343 of the Interministerial Committee for Credit and Savings of 3/08/2016, issued to implement Art. 17-bis of law no. 49/2016 converting “banking decree” no. 18/2016, and published on Official Gazette no. 212 of 10/09/2016 and, as far as necessary, also pursuant to Art. 1341 of the Italian Civil Code – Art. 5 (late-payment interest and the method used to calculate it).

MILAN, 16/07/2020	KALEYRA S.P.A., A SINGLE MEMBER COMPANY

/s/ Luca Giardina Papa
(Borrower)

Finally, the Borrower declares that it has received a copy of this contract, including its annexes, consisting of 15 pages joined together by a holographic band.

MILAN, 16/07/2020	KALEYRA S.P.A., A SINGLE MEMBER COMPANY

/s/ Luca Giardina Papa
(Borrower)

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Annex A

FINANCIAL PARAMETERS

to be applied to the 2020, 2021, 2022 consolidated financial statements:

a)	net financial position / equity ratio:

31/12/2020            <=3.50

31/12/2021            <=1.30

31/12/2022            <=1.00

b)	Net financial position / gross operating income ratio:

31/12/2020            <=4.00

31/12/2021            <=2.00

31/12/2022            <=1.50

For the purposes of the above, the following definitions are used:

a. NET FINANCIAL POSITION / EQUITY

Net Financial Position (NFP)

is the sum of the amounts of the balance sheet items, Liabilities section,

of Art. 2424 of the Italian Civil Code, identified with letter D (payables) under number 1 (bonds), 2 (convertible bonds), 3 (shareholder loans), 4 (payables to banks), 5 (payables to other lenders), 9 (payables to subsidiaries), 10 (payables to associated companies), 11 (payables to parent companies), 14 (other financial payables) from which the sum of the amounts of the items of the Assets section identified with letter C (working capital) under numbers III (current financial assets) and IV (cash and cash equivalents) must be deducted.

Shareholders’ Equity (SE)

It is the sum of the amounts of the balance sheet items, Liabilities section, of Art.

2424 of the Italian Civil Code identified with letter A (equity) from which the sum of the amounts of the items, in the Assets sections, identified with letters A (subscribed capital unpaid); B (fixed assets) under no. III (financial fixed assets) sub no. 4 (own shares); C (working capital) under no. III (current financial assets) sub no. 5 (own shares) must be deducted.

b. NET FINANCIAL POSITION / GROSS OPERATING MARGIN

NET FINANCIAL POSITION (NFP)

is the sum of the amounts of the balance sheet items, Liabilities section,

of Art. 2424 of the Italian Civil Code, identified as letter D (payables) under numbers 1 (bonds), 2 (convertible bonds), 3 (payables to shareholders for loans), 4 (payables to banks), 5 (payables to other lenders), 9 (payables to subsidiaries), 10 (payables to associated companies), 11 (payables to parent companies), 14 (other payables) from which the sum of the items on the Assets side identified as letter C (current assets) under numbers III (financial assets not amounting to fixed assets) and IV (cash and cash equivalents) must be subtracted.

GROSS OPERATING MARGIN

is the sum of the amounts referred to under letter A (value of production) of the income statement under Art. 2425 of the Italian Civil Code, items 1 (revenues from sales and services), 2 (changes in inventories of work in progress, semi-finished and finished products), 3 (changes in contract work in progress) and 4 (increases in fixed assets for internal work) from which the sum of the amounts referred to in letter B (production costs), items 6 (costs of raw materials), 7 (services received), 8 (leases and rentals), 9 (payroll costs) and 11 (changes in inventories of raw, ancillary and consumable materials, goods for resale) must be subtracted.

The overrun of any financial commitment will give our Institution the possibility/right to increase the margin of the operation by 50 bps after verifying that the cost of the operation, including the guarantee commissions, where due, remains lower than the cost that would have been required for operations with the same characteristics without a public guarantee (limit established by Decree Law 23 of 08/04/2020).